Exhibit (10.1)



May 10, 2005



Mr. Daniel A. Carp
Chairman and Chief Executive Officer
Eastman Kodak Company
343 State Street
Rochester, NY 14650

Dear Dan:

The purpose of this letter is to inform you that the Executive Compensation and Development Committee (the "Committee") of the Board of Directors of Eastman Kodak Company (the "Company") has granted "permitted and approved reason" status for all equity awards, including all stock options, restricted stock and restricted stock units, including awards under the Company's Performance Stock Program, held by you or for your account, and for purposes of any award to be paid to you under the Company's Leadership Stock Program or Performance Stock Program, upon your retirement from the Company on January 1, 2006. This means that you will not forfeit any of your equity awards as a result of your retirement on January 1, 2006. In addition, the Committee has determined that any remaining restriction periods on your restricted stock or restricted stock units will terminate as of the date of your retirement.

Congratulations on a long and successful career at the Company. I wish you all the best for the future.

                              Sincerely,

                              /s/ Timothy M. Donahue

                              Timothy M. Donahue





Timothy M. Donahue, Chairman, Executive Compensation and
Development Committee

EASTMAN KODAK COMPANY  343 STATE STREET  ROCHESTER, NEW YORK
14650

TEL (585) 724-4000